EXIBIT J


             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                           Conner & Associates PC
                        Certified Public Accountants
            110 South State Street, Suite 200    Newtown PA. 18940
                                 215-860-3322

We consent to the use of our report, dated March 6, 2009, on the annual financial statements and financial highlights of The Valley Forge Fund Inc. which is included in Parts A and B in Post Effective Amendment No. 45 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 33 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information as specified.

Newtown, Pennsylvania                            \s\ Conner & Associares PC
March 24, 2008                                   Certified Public Accountants